Exhibit 10.9
FORM OF 409A AMENDMENT
[TJX Companies, Inc. Letterhead]
December ___, 2008
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701

Re:	Amendment to Employment Agreement
Dear:
     Reference is made to the employment agreement between you and The TJX Companies, Inc. (“TJX”) dated as of ___ (the “Agreement”). In order that the Agreement comply in form with applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the following changes to the Agreement are hereby proposed:
     1. In Section 1, add the following sentence: “This Agreement is intended to comply with the applicable requirements of Section 409A and shall be construed accordingly.”
     2. In Section 4, revise subsection (b) to read as follows: “Executive’s employment shall terminate upon written notice by the Company to Executive (or, if earlier, to the extent consistent with the requirements of Section 409A, upon the expiration of the twenty-nine (29)-month period commencing upon Executive’s absence from work) if, by reason of Disability, Executive is unable to perform his duties for at least six continuous months. Any termination pursuant to this Section 4(b) shall be treated for purposes of Section 5 and the definition of “Change of Control Termination” at subsection (f) of Exhibit A as a termination by reason of Disability.”
     3. In Section 5, revise the first sentence of subsection (a) to read as follows: “If the Employment Period shall have terminated prior to the End Date by reason of (i) the death or Disability of Executive, (ii) termination by the Company for any reason other than Cause or (iii) termination by Executive in the event that Executive is relocated more than forty (40) miles from the current corporate headquarters of the Company without his prior written consent, then all compensation and benefits for Executive shall be as follows:”.
     4. In Section 5(a), revise clause (i) to read in its entirety as follows:
     “(i) For a period of ___months after the Date of Termination (the “termination period”), the Company will pay to Executive or his legal representative, without reduction for compensation earned from other employment or self employment, continued Base Salary at the rate in effect at termination of employment in accordance with its regular payroll practices for executive employees of the Company (but not less frequently than monthly); provided, that if Executive is a Specified Employee at the relevant time, the Base Salary that would otherwise be payable during the six-month period beginning on the date of Executive’s termination shall instead be accumulated and paid, without interest, in a lump sum on the date that is six (6) months and one day after such date (or, if earlier, the date of Executive’s death);

and further provided, that if Executive is eligible for long-term disability compensation benefits under the Company’s long-term disability plan, the amount payable under this clause shall be paid at a rate equal to the excess of (a) the rate of Base Salary in effect at termination of employment, over (b) the long-term disability compensation benefits for which Executive is approved under such plan. “
     5. In Section 5(a)(iv), revise the first sentence by replacing “death, Disability or Incapacity” with “death or Disability”, and revise the second and third sentences to read in their entirety as follows:
“The amount, if any, described in clause (a)(iv)(A) above will be paid as soon as practicable after (and not before) the close of the company’s fiscal year in which termination occurs but in no event later than by the 15th day of the third month following the close of such year. The amount, if any, described in clause (a)(iv)(B) above, to the extent measured by the LRPIP Target Award for any cycle, will be paid as soon as practicable after (and not before) the close of the last of the company’s fiscal years in such cycle but in no event later than by the 15th day of the third month following the close of such year; provided, that if Executive is a Specified Employee at the relevant time, the amounts described in this sentence and the preceding sentence shall be paid not sooner than six (6) months and one day after termination.”
     6. In Section 5(a), revise clause (vi) by deleting the words “Incapacity or” in the first line.
     7. In Section 5(a), revise clause (vii) to read in its entirety as follows:
     “(vii) If termination occurs by reason of death or Disability, Executive shall also be entitled to an amount equal to Executive’s MIP Target Award for the year of termination, without proration. This amount will be paid at the same time as the amount payable under Section 5(a)(iv)(A) above.”
     8. Revise Section 5(a)(viii) by adding at the end thereof the following language: “which shall be added to the amounts otherwise payable under Section 5(a)(i) above during the continuation of such coverage but not beyond the end of the termination period.”
     9. Revise Section 7 by adding at the end thereof the following language: “; provided, for the avoidance of doubt, that the provisions of Section 12 of this Agreement shall also apply to the determination and payment of any payments or benefits pursuant to Exhibit C. “
     10. In Section 12, (i) revise subsection (b) to read as follows: “to the extent any payment hereunder that is payable by reason of termination of Executive’s employment constitutes “nonqualified deferred compensation” subject to Section 409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead (unless at the relevant time Executive is no longer a Specified Employee) be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one day after Executive’s termination (or, if earlier, the date of Executive’s death).”, and (ii) revise the last sentence to read as follows: “The parties hereto acknowledge that in addition to any delay required under Section 12(b), it may be desirable, in view of regulations or other guidance issued under Section 409A, to amend provisions of this Agreement to avoid the acceleration of tax or the imposition of additional tax under Section 409A and that the Company will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A for Executive, and (ii) not adverse to the interests of the Company.”.

     11. Renumber existing Section 15 as Section 16 and insert a new Section 15 to read in its entirety as follows:
     “15. TERMINATION OF EMPLOYMENT AND SEPARATION FROM SERVICE. All references in the Agreement to termination of employment, a termination of the Employment Period, or separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be construed to require a Separation from Service, and the Date of Termination in any such case shall be construed to mean the date of the Separation from Service.”
     12. In Exhibit A, revise the last paragraph of subsection (c) by adding to the end thereof the following sentence: “The Company shall exercise its discretion under this paragraph consistent with the requirements of Section 409A.”
     13. In Exhibit A, redesignate subsections (e) et seq. as subsections (f) et seq. and insert a new subsection (e) to read in its entirety as follows:
     “(e) “Change in Control Event” means a “change in control event” (as that term is defined in section 1.409A-3(i)(5) of the Treasury Regulations under Section 409A) with respect to the Company.”
     14. In Exhibit A, revise subsection (j) (as previously redesignated pursuant to paragraph 13 above) to read as follows:
     “(j) “Disabled”/“Disability” means a medically determinable physical or mental impairment that (i) can be expected either to result in death or to last for a continuous period of not less than six months and (ii) causes Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment to the reasonable satisfaction of the Committee.”
     15. In Exhibit A, redesignate subsections (r) et seq. (as previously redesignated pursuant to paragraph 12 above) as subsections (s) et seq. and insert a new subsection (r) to read in its entirety as follows:
     “(r) “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Agreement.”
     16. In Exhibit A, redesignate subsections (t) et seq. (as previously redesignated pursuant to paragraphs 13 and 15 above) as subsections (u) et seq. and insert a new subsection (t) to read in its entirety as follows:
     “(t) “Specified Employee” shall mean an individual determined by the Committee or its delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Agreement.”

     17. In Exhibit C, revise the portion of subsection (a) of Section C.1 that precedes clause (ii)(A) to read as follows:
     “(a) The Company shall pay to Executive following a Change of Control Termination:
     (i)(A) as hereinafter provided, an amount equal to two times his Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher, plus (B) within thirty (30) days following the Change in Control Termination, the accrued and unpaid portion of his Base Salary through the Date of Termination, subject to the following. If Executive is eligible for long-term disability compensation benefits under the Company’s long-term disability plan, the amount payable under (A) shall be reduced by the annual long-term disability compensation benefit for which Executive is eligible under such plan for the two-year period over which the amount payable under (A) is measured. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under the first sentence of this subsection (a), and if the sum of such payments (the “combined Change of Control/disability benefit”) exceeds the payment for such period to which Executive is entitled under the first sentence of this subsection (a) (determined without regard to the second sentence of this subsection (a)), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive’s combined Change of Control/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company
     (ii) as hereinafter provided, and in lieu of any other benefits under SERP, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B or C participant, whichever is greater, applying the following rules and assumptions:”
     18. In Exhibit C, revise subsection (a) of Section C.1 by adding the following new text at the end of the subsection:
“If the Change of Control Termination occurs in connection with a Change of Control that is also a Change in Control Event, the amounts described in clause (i)(A) and clause (ii) of this Section C.1.(a) shall be paid in a lump sum on the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), unless the Executive is not a Specified Employee on the relevant date, in which case the amount described in this subsection (a) shall instead be paid thirty (30) days following the date of the Change of Control Termination. If the Change of Control Termination occurs in connection with a Change of Control that is not a Change in Control Event, the amounts described in clause (i)(A) and clause (ii) of this Section C.1.(a) shall be paid, except as otherwise required by Section 12 of the Agreement, in the same manner as they would have been paid in the case of a termination by the Company other than for Cause under Section 5(a).”
     19. In Exhibit C, revise subsection (c) of Section C.1 to read in its entirety as follows:
“(c) On the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), the Company shall pay to Executive or his estate, in lieu of any automobile allowance, the present value of the automobile allowance (at the rate in effect prior to the Change of Control (or immediately prior to the Date of Termination if greater)) it would have paid for the two years following the Change of Control Termination (or until the earlier date of Executive’s death, if Executive dies prior to the date of the payment under this Section C.1(c)); provided, that if the Change of Control is not a Change of Control Event, such amount shall instead be paid in the same manner as Executive’s automobile allowance would have been paid in the case of a termination by the Company other than for Cause under Section 5(a); and further provided, that if Executive is not a Specified Employee on the relevant date, any lump sum payable under this Section C.1(c) shall instead by paid within thirty (30) days following the Change of Control Termination.”
     20. In Exhibit C, revise Section C.2 by inserting “that is also a Change of Control Event” after “Within thirty (30) days following a Change of Control”.
     21. In Exhibit C, revise Section C.3 by (i) adding at the beginning thereof the following language: “In the event that a gross-up payment is payable to Executive under this Section C.3, the Company will provide Executive with such payment, if it is feasible to do so, contemporaneously with the underlying payment or benefit giving rise to the gross-up, or otherwise as soon as practicable thereafter; provided, that in no event shall such payment be made later than by the end of the calendar year following the calendar year in which the Excise Tax is paid.”; and (ii) removing the following language from the second sentence of such Section: “; provided, that to the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Section C.3, shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided, that if, notwithstanding the immediately preceding proviso, the gross-up payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the gross-up payment shall be determined without regard to any gross-up for the Section 409A penalties”
     22. In Exhibit C, revise subsection (c) of Section C.5 by adding the following sentence to the end thereof: “All payments and reimbursements under this Section shall be made consistent with the applicable requirements of Section 409A.”
     If the foregoing proposed changes to the Agreement are acceptable to you, please so indicate in the space indicated below, whereupon the Agreement shall be so amended effective as of January 1, 2008.

THE TJX COMPANIES, INC.

By:

Date:

Agreed:
NOTE: This Form of 409A Amendment to employment agreements with named executive officers and other executives is modified as required to reflect the terms of each individual’s benefit entitlements under his or her existing Employment Agreement with the Company, including, but not limited to, entitlement to benefits under the Company’s Supplemental Executive Retirement Plan as a Category B Participant.